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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

          PINNACLE AIRLINES NAMES NEW VICE-PRESIDENT, FLIGHT OPERATIONS


March 30, 2005. Memphis, Tenn. Pinnacle Airlines, Inc (NASDAQ: PNCL) which does business as Northwest Airlink has selected Clive Seal as Vice-President, Flight Operations. Mr. Seal will join the airline effective April 18, 2005. In this position, Mr. Seal will be responsible for the administration and management of Pinnacle's more than 1000 pilots, the Pinnacle Airlines Corporate Education Center and System Operations Control. Mr. Seal earned a bachelor's degree from the University of Arizona and holds type-ratings in several aircraft.

Previously, Mr. Seal held several positions at Fed Ex, where he spent 32 years. He began his career a line pilot, progressing to Chief Pilot, Director of Operations and 10 years as Vice-President, Flight Operations where he was responsible for over 5,000 employees and a budget of $1.3 billion.

"Clive will be a tremendous addition to our airline and our Senior Management team", said Philip H. Trenary, President & CEO of Pinnacle Airlines. "He was a significant contributor to Fed Ex as it developed from a small operator to one of the world's most respected organizations. His insight and experience fit perfectly with our needs as Pinnacle continues to grow."

Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 3,400 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.


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